Exhibit 10.9

This DIRECTOR NOMINATION AGREEMENT, dated as of November 30, 2015 (this “Agreement”), is entered into by and among CSRA Inc. (“CSRA”), Providence Equity Partners VI L.P. and Providence Equity Partners VI A L.P. (together, “Providence” and collectively with CSRA, the “Parties” and each, a “Party”).
WHEREAS

(A)
Computer Sciences Government Services Inc. (now CSRA), Computer Sciences Corporation, Star First Merger Sub Inc., Star Second Merger Sub LLC, SRA Companies, Inc., SRA International, Inc., and certain holders of common stock of SRA Companies, Inc. including Providence entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of August 31, 2015.

(B)
Pursuant to Section 7.3(b) of the Merger Agreement, prior to the First Merger Effective Time, CSRA and Providence agreed to enter into a nomination agreement pursuant to which, following the Second Merger Effective Time, Providence will have certain rights of nomination to the board of directors of CSRA (the “Board”).

(C)
CSRA and Providence desire to enter into this Agreement setting forth certain rights and obligations with respect to the nomination to the Board of Directors from and after the Second Merger Effective Time.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS
Capitalized terms used but not defined herein shall have the meanings ascribed in the Merger Agreement.
“CSRA Common Stock” shall mean all of the issued and outstanding shares of common stock, par value $0.001 per share, of CSRA.
“CSRA Stockholders” shall mean the holders of CSRA Common Stock.

2.	BOARD NUMBER; BOARD NOMINATION

2.1
At all times until this Agreement terminates pursuant to Section 3.6, Providence shall have the right (but not the obligation) to nominate one individual as a candidate for election to the Board so long as (1) there is not then serving on the Board another individual previously nominated pursuant to this Agreement (a “Prior Nominee”) unless such Prior Nominee has agreed in writing to resign effective upon the appointment of another individual nominated by Providence, (2) such individual has been considered and approved by the CSRA Nominating/Corporate Governance Committee based on criteria reasonably and consistently applied for Board eligibility for an issuer listed on the NYSE and (3) such individual meets the Director Qualification Standards contained in CSRA’s Corporate Governance Guidelines (an individual satisfying clauses (1) – (3), an “Eligible Nominee”). CSRA (i) shall use its best efforts to have an Eligible Nominee appointed promptly following receipt by CSRA of a written request from Providence to do so (which efforts shall include causing an increase in the size of the Board, if necessary) and (ii) shall include such Eligible Nominee in the slate of nominees recommended by the Board to CSRA Stockholders for election as a director at the next (and if such Eligible Nominee is serving on the Board when the applicable proxy statement is filed and this Agreement has not terminated pursuant to Section 3.6, each subsequent) annual or special meeting of the CSRA Stockholders (or, if permitted, by any action by written consent of the CSRA Stockholders) at or by which directors of CSRA are to be elected, provided, for purposes of this clause (ii), that such request

1

is received at least five business days before CSRA’s proxy statement for such next annual or special meeting has been filed with the SEC. If Providence so requests in writing, CSRA shall (1) notify Providence of the date CSRA expects to file its proxy statement with the SEC in respect of CSRA’s next anticipated annual or special meeting of stockholders and (2) not reschedule such SEC filing to an earlier date without providing notice to Providence at least ten business days prior to such rescheduled filing date.

2.2
If an individual nominated by Providence is determined not to be an Eligible Nominee or if an Eligible Nominee nominated by Providence is not appointed to the Board, CSRA shall notify Providence promptly in writing and, for the avoidance of doubt, Providence will be permitted to continue to propose individuals for nomination in accordance with Section 2.1.

2.3	Upon termination of this Agreement or if a Prior Nominee ceases to be an Eligible Nominee, Providence shall use its best efforts to cause its nominee to resign from the Board immediately.

3.	MISCELLANEOUS

3.1	Effective Date. This Agreement shall become effective upon the Second Merger Effective Time.

3.2
Governing Law. This Agreement and any claims or disputes arising out of or related hereto or the transactions contemplated hereby or to the inducement of any Party to enter herein or therein, whether for breach of contract, tortious conduct, or otherwise and whether predicated on common law, statute or otherwise, shall be governed by and construed in accordance with the laws of the State of Nevada, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

3.3
Enforcement. Each of the parties hereto agrees that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement. Such remedies, however, shall be cumulative and not exclusive, and shall be in addition to any other remedy which any party hereto may have.

3.4
Jurisdiction. Any action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or Parties or their successors or assigns, in each case, shall be brought and determined exclusively in a state or federal court located in the state of Nevada, Washoe County or any state appellate court therefrom within the State of Nevada. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action with respect to this agreement (a) any claim that is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 3.4, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the action in such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties further agrees that no party to this agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 3.4 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 3.7, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

3.5
Successors and Assigns. Except as otherwise provided herein, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

3.6
Entire Agreement; Termination. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior oral or written (and all contemporaneous oral) agreements or understandings with respect to the subject matter hereof. This Agreement shall terminate and be of no further force and effect automatically and without further action by any Party at such time as Providence, together with any investment funds that are controlled Affiliates of Providence Equity Partners LLC, ceases to hold at least 5% of the outstanding shares of CSRA Common Stock.

3.7
Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only: (a) when delivered personally to the recipient; (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); provided, that confirmation of delivery is received; (c) after transmittal by facsimile or electronic mail or (d) five days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the Parties at the following addresses (or at such address for a Party as will be specified by like notice):

If to CSRA:
CSRA Inc.
3170 Fairview Park Drive
Falls Church, Virginia 22042
Attn: General Counsel
with a copy to:
Allen & Overy LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Peter Harwich
Email: Peter.Harwich@allenovery.com

If to Providence Equity Partners VI L.P. or Providence Equity Partners VI-A L.P.:

Providence Equity Partners
50 Kennedy Plaza
Providence, RI 02903
Attn: Roman A. Bejger, Esq., General Counsel
Email:     r.bejger@provequity.com
with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attn: Margaret Davenport
E-mail: madavenport@debevoise.com
Michael Diz
E-mail: madiz@debevoise.com
Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

3.8
Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party to assert its or his or her rights hereunder on any occasion or series of occasions.

3.9	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

3.10	Headings. The headings in this Agreement are for the convenience of the Parties only and shall not control or affect the meaning or construction of any provision hereof.

3.11
Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable to the maximum extent permitted while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the original intent of the Parties.

3.12
Amendments and Waivers. The provisions of this Agreement may be amended at any time and from time to time, and particular provisions of this Agreement may be waived or modified, with and only with an agreement or consent in writing signed by each of the parties hereto.

3.13
Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto or Person subject hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement. CSRA shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, Providence being deprived of the rights contemplated by this Agreement.

3.14	No Third-Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies.
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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first written above.

CSRA INC.
By: /s/ Kevin M. Libby
Name: Kevin M. Libby
Title: Assistant Treasurer

PROVIDENCE EQUITY PARTNERS VI L.P.
By: Providence Equity GP VI L.P., its general partner

By: Providence Equity Partners VI L.L.C., its general partner

By: /s/ Christopher Ragona
Name: Christopher Ragona
Title: Managing Director

PROVIDENCE EQUITY PARTNERS VI-A L.P.
By: Providence Equity GP VI L.P., its general partner

By: Providence Equity Partners VI L.L.C., its general partner

By: /s/ Christopher Ragona
Name: Christopher Ragona
Title: Managing Director

[Signature Page - Director Nomination Agreement]